UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On January 14, 2011, Cubic Energy, Inc. (the “Company”) entered into an employment agreement with its Chief Financial Officer, Larry G. Badgley.  The agreement provides for a base salary of $163,800, on an annual basis, and a term of employment of twenty-four (24) months from the effective date of October 1, 2010.  The agreement also provides for the grant of stock options for the purchase of an aggregate of 288,667 shares of Company common stock.  The agreement is subject to early termination by the Company in the event that Mr. Badgley dies, becomes totally disabled or commits an act constituting “Just Cause,” as defined under the agreement, or upon a change in control of the Company.  The agreement provides that Just Cause includes, among other things, the conviction of certain crimes, repeated neglect of his duties to the Company or other material breaches by Mr. Badgley of the agreement.  The agreement also provides that Mr. Badgley shall be permitted to terminate his employment upon the occurrence of “Good Reason,” as defined in the agreement. The agreement provides that Good Reason includes, among other things, a material diminution in Mr. Badgley’s authority, duties, responsibilities or salary, or the relocation of the Company’s principal executive offices by more than 50 miles.  If Mr. Badgley’s employment is terminated prior to the end of the term by (a) the Company, other than due to Mr. Badgley’s death, disability or Just Cause, or upon a change in control or (b) Mr. Badgley for Good Reason, then the Company is required to pay all remaining salary through the end of the term.

The above summary of the employment agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

10.1  Employment Agreement with Larry G. Badgley, dated January 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2011	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary